Exhibit 11

DOMINION RESOURCES, INC.
COMPUTATION OF EARNINGS PER SHARE OF COMMON STOCK
ASSUMING FULL DILUTION

	2001	2000	1999
	(Millions, Except Per Shares Amounts)
Basic earnings per common share:
Consolidated net income (1)	$544	$436	$297

Adjustment to average common shares:
Shares of common stock—average shares outstanding	250.2	235.2	191.4
Plus: Additional shares assuming conversion of installments received on stock purchase plan at average market price (2)	0.0	0.0	0.0

Adjusted average common shares	250.2	235.2	191.4

Basic earnings per common share	$2.17	$1.85	$1.55

Diluted earnings per common share:
Consolidated net income	$544	$436	$285

Adjustment to average common shares:
Shares of common stock—average shares outstanding	252.5	235.9	191.4
Plus: Additional shares assuming conversion of installments received on stock purchase plan at average market price (2)	0.0	0.0	0.0

Adjusted average common shares	252.5	235.9	191.4

Diluted earnings per common share	$2.15	$1.85	$1.48

Notes: (1) See the Consolidated Statements of Income
(2)	Based on the following data:

	2001	2000	1999
Installments received on stock purchase plan at year-end (millions)	$0.7	$0.3	$0.2

Average market price per common share	$58.38	$48.53	$43.46